SUBORDINATED PROMISSORY NOTE

$7,377,432.00	December 24, 2013

FOR VALUE RECEIVED, XCel Brands, Inc. and its successors (the “Company”) hereby promise to pay to the order of IM Ready-Made, LLC, a New York limited liability company, or its permitted assigns (“Holder”), the principal sum of Seven Million, Three Hundred Seventy-Seven Thousand Four Hundred Thirty-Two and 00/100 Dollars ($7,377,432.00), in accordance with the provisions of this note (“Note”).

This Note amends, restates and supersedes that certain promissory note issued on September 29, 2011 pursuant to that certain Asset Purchase Agreement, dated as of May 19, 2011, as amended, by and among the Company and IM Brands, LLC (collectively the “Buyers”) and Holder (the “Purchase Agreement”), pursuant to which Buyers acquired certain assets and licensing operations of Holder (the “Business”) and constitutes the “Promissory Note” as defined in the Purchase Agreement.  This Note replaces the Original Note and evidences the absolute and unconditional obligation of the Company, subject only to the rights of off set as specified in Section 7 hereof.

1. Scheduled Payments

(i) Principal. Subject to Section 7 of this Note, (i) $1,500,000 principal amount of this Note shall become due and payable on the date hereof (of which, the Holder acknowledges that the Company advanced $500,000 of this payment to the Holder’s designee) and shall be due and payable in Immediately Available Funds (as defined in Section 2(a)); (ii) $750,0000 principal amount of this Note (the “First Interim Payment”) shall become due and payable on January 31, 2015 (the “First Interim Payment Date”); (iii) $750,000 principal amount of this Note (the “Second Interim Payment” and, together with the First Interim Payment, the “Interim Payments”) shall become due and payable on January 31, 2016 (the “Second Interim Payment Date” and together with the First Interim Payment Date, the “Interim Payment Dates”); and (iv) the remaining unpaid principal balance of this Note shall become due and payable in full on September 30, 2016, subject to any optional prepayment under Section 1(c) and any Pending Indemnification Claims pursuant to Section 7 (the “Maturity Date”) unless such Maturity Date is extended by Holder to the first Business Day following September 30, 2018 pursuant to Section 2(b) (the “Subsequent Maturity Date”).  For the avoidance of doubt, the unpaid principal amount shall refer to the balance of the Note after any reduction of the principal of this Note whether by optional prepayment, partial conversion or offset made in accordance with Section 7 of this Note.

(b) Interest.  The Note shall accrue interest, compounded semiannually, at a rate equal to the applicable Federal short-term rate under Section 1274(d) of the Internal Revenue Code of 1986, as amended, and as in effect on the date the Note is issued.  Interest shall accrue from the date of this Note to the date upon which the unpaid principal amount is paid in full, at which time such interest shall become due and payable.  Upon the occurrence of an Event of Default, the Note shall accrue interest at the rate of fifteen percent (15%) per annum above the current rate of interest.  Interest shall be calculated on the basis of the actual number of days elapsed and a year of 365 days.  On September 29, 2011, the Company prepaid $122,568.00 in interest to the Holder as satisfaction of all interest payable on the Note absent an Event of Default.  In no event shall the Holder have any obligation to return any portion of such prepayment to the Company and in no event (other than upon an Event of Default), shall any other interest become due or payable under this Note.

(c)  Optional Prepayments.  The Company may at any time prepay, without premium or penalty, all or any portion of the Company’s obligations under this Note as provided for under Paragraph 2 herein.

2. Payment of Note

(a) Except to the extent permitted in Section 2(b) and as provided in Section 2(c), all payments and prepayments of principal and interest on this Note shall be made to the Holder in lawful money of the United States of America by wire transfer of immediately available funds (“Immediately Available Funds”) to a United States bank account designated in writing by the Holder (or at such other place as the holder hereof shall notify the Company in writing).

(b) Conversion; Prepayment

(i) Prior to the Maturity Date, subject to the restrictions set forth in Section 2(a), the Company shall have the right, in its sole discretion, to prepay the principal amount of the Note, in whole or in part, in shares of common stock of the Company (“Company Shares”) or cash; provided, however, that, except to the extent otherwise permitted under Section 2(c), the Company shall make the Interim Payments in cash. If the Company elects to make such payment in Company Shares, the number of Company Shares to be issued shall equal the quotient  obtained by dividing (i) the prepaid principal amount of the Note by (ii) the average per share closing price for the Company Shares as reported on the exchange or other interdealer quotation system on which the Company Shares are listed or quoted for the twenty (20) consecutive trading days ending on the trading day immediately preceding the date of payment (the “Average Trading Price”), provided that the Average Trading Price is at least $4.50 (as adjusted for a stock split, stock dividend, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, which are collectively referred to herein as “Adjustments”).

(ii) Ten (10) Business Days prior to the Maturity Date, the Company shall notify the Holder in writing (the “Notice Letter”) of the Company’s intention to pay the outstanding principal amount of the Note in cash or in Company Shares.  If the Company elects to make such payment in Company Shares, the number of Company Shares to be issued shall equal the quotient obtained by dividing (i) the principal amount of this Note then outstanding by (ii) the greater of (x) the Average Trading Price and (y) $4.50 subject to any Adjustments (the greater of the Average Trading Price and $4.50 (subject to any Adjustments) is referred to herein as the “Floor Conversion Price”).  If the Average Trading Price in the Notice Letter is below $4.50 (subject to any Adjustments), then the Holder may, in its sole discretion, notify the Company prior to the close of business on the day immediately prior to the Maturity Date, of Holder’s intention to extend the Maturity Date to the Subsequent Maturity Date. If the Holder elects to extend the Maturity Date to the Subsequent Maturity Date, the Company’s Notice Letter shall be void.

(iii) During the period from the Maturity Date to the Subsequent Maturity Date (the “Extension Period”), the Holder may, at any time and from time to time, in its discretion, convert all or a portion of the outstanding principal amount of the Note into a number of Company Shares obtained by dividing the principal amount of the Floor Conversion Price.  Additionally, during the Extension Period, the Company, in its sole discretion, may convert all or a portion of the outstanding principal amount of the Note into a number of Company Shares obtained by dividing the principal amount of the Note to be converted by the Average Trading Price, provided that the Average Trading Price is at least $4.50 (subject to any Adjustments).

(iv) Upon the Subsequent Maturity Date, if any principal amount of the Note is outstanding, the Company shall pay the outstanding principal amount of the Note in Immediately Available Funds or by issuing a number of Company Shares obtained by dividing (i) the outstanding principal amount of the Note by (ii) the Average Trading Price, the method of payment being determined by the Company, in its sole discretion.

(c) Interim Payments

(i) The Company shall (i) pay $500,000 principal amount of the First Interim Payment on the First Interim Payment Date in Immediately Available Funds and, (ii) subject to receipt of approval of the lenders under that certain secured loan facility with Bank Hapoalim B.H. dated as of July 31, 2013 (as such agreement may be amended from time to time, the “Senior Loan Agreement”), pay the remaining balance of the First Interim Payment on the First Interim Payment Date in Immediately Available Funds. Subject to receipt of approval of the lenders under the Senior Loan Agreement, pay the second Interim Payment on the Second Interim Payment Date in Immediately Available Funds. To the extent Company has not received the approval to pay all or a portion of an Interim Payment in Immediately Available Funds (in excess of such $500,000 payment on the First Interim Payment Date) of the lenders under the Senior Loan Agreement, the Company shall, subject to Section 2(a), pay all or such portion of the principal amount of such Interim Payment in Company Shares. If the Company elects to make such payment in Company Shares, the number of Company Shares to be issued shall equal the quotient obtained by dividing (i) the principal amount of the Interim Payment to be paid in Company Shares by (ii) the Average Trading Price, provided that the average trading Price is at least $4.50 (as adjusted for any Adjustments). The Company shall use commercially reasonable efforts to obtain the approvals of the lenders under the Senior Loan Agreement as contemplated by this Section 2(c)(i).

(ii) Ten (10) Business Days prior to the respective Interim Payment Date, the Company shall notify the Holder in writing (the “Interim Payment Notice Letter”) of the Company’s intention to pay an Interim Payment in cash and/or in Company Shares.  To the extent the Company intends to make such payment in Company Shares, the number of Company Shares to be issued shall equal the quotient obtained by dividing (i) the principal amount of the Interim Payment being paid in Company Shares by (ii) the greater of (x) the Average Trading Price and (y) Floor Conversion Price.  If the average Trading Price in the Interim Payment Notice Letter is below $4.50 (subject to any Adjustments), then the Holder may, in its discretion, notify the Company prior to the close of business on the day immediately prior to such Interim Payment Date, of Holder’s intention to extend such Interim Payment Date with respect to the portion of the Interim Payment the Company intends to pay in Company Shares to the Maturity Date. If the Holder elects to so extend such Interim Payment Date to the Maturity Date, the Company’s Interim Payment Notice Letter shall be void with respect to the portion of the Interim Payment the Company intends to pay in Company Shares.

(iii) During the period from an Interim Payment Date to the Maturity Date (the “Interim Extension Period”), the Holder may, at any time and from time to time, in its discretion, convert all or a portion of the outstanding principal amount of the Interim Payment(s) that was so extended into a number of Company Shares obtained by dividing the principal amount of the Interim Payment so extended by the Holder and to be converted by the Floor Conversion Price.  Additionally, during the Interim Extension Period, the Company, in its sole discretion, may convert all or a portion of the outstanding principal amount of the Interim Payment so extended by the Holder into a number of Company Shares obtained by dividing the principal amount of the Interim Payment so extended by the Holder and to be converted by the Average Trading Price, provided that the Average Trading Price is at least $4.50 (subject to any Adjustments).

(iv) Upon the Maturity Date, if any principal amount of the Note is outstanding, the Company shall pay the outstanding principal amount of the Note in Immediately Available Funds or by issuing a number of Company Shares obtained by dividing (i) the outstanding principal amount of the Note by (ii) the Average Trading Price, the method of payment being determined by the Company, in its sole discretion.

3. Event of Default; Consequences.  Upon the occurrence of any one or more of the following events (each, an “Event of Default”), the Holder may, by notice of default and acceleration given to the Company, accelerate the Maturity Date and declare the entire outstanding principal amount of the Note, together with all accrued and unpaid interest thereon, immediately due and payable.

(a) Subject to the Company’s right of off set pursuant to Section 7 below, if the Company fails to pay when due any amount (whether interest, principal or other amount) then payable under the Note;

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (each, a “Bankruptcy Law”), the Company shall: (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; (v) be unable to pay its debts as they become due; or (vi) be insolvent by any other measure.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that: (i) is for relief against the Company in an involuntary case; (ii) appoints a trustee, receiver, assignee, liquidator or similar official of the Company or substantially all of the Company’s properties; or (iii) orders the liquidation of the Company, and in each case the order or decree is not dismissed within sixty (60) days;

(d) The liquidation, dissolution or winding up of the Company; and

(e) Any of the following: (i) a merger or consolidation to which the Company is a party (other than one in which the stockholders of the Company prior to the event own a majority of the voting power of the surviving or resulting corporation), (ii) a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company, or (iii) a sale or transfer by the Company’s stockholders of voting control, in a single transaction or a series of transactions.

4. Waiver.  The rights and remedies of the Holder under the Note shall be cumulative and not alternative.  No waiver by the Holder of any right or remedy under the Note shall be effective unless signed by the Holder.   No failure or delay of the Holder in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  Except as provided herein, the Company hereby waives presentment for payment, demand, protest, and notice of demand, protest and nonpayment, and any other notice that might be required by law, and consents to any and all renewals or extensions that might be made by the Holder as to the time of payment of the Note from time to time.

5. Replacement and Cancellation.

(a) Replacement of Lost Note.  Upon receipt of evidence reasonably satisfactory to the Company (an affidavit of the Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of the Note and, in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the Company (provided that, if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation, upon the surrender of such Note to the Company at its principal office, the Company shall (at the Holder’s expense) execute and deliver, in lieu thereof, a new Note of the same class and representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated so that there will be no loss of interest on such Note.  Any Note in lieu of which any such new Note has been so executed and delivered by the Company shall not be deemed to be an outstanding Note.

(b) Cancellation.  After all principal, accrued interest and all other amounts at any time owed on the Note have been paid in full, the Note shall be surrendered to the Company for cancellation.

6. Business Days. If any payment is due, or any time period for giving notice or taking action expires, on a day which is not a business day in the State of New York the payment shall be due and payable on, and the time period shall automatically be extended to, the next business day immediately following, and interest shall continue to accrue at the required rate hereunder until any such payment is made.

7. Indemnification Claims.  In the event that on or prior to the Maturity Date a Buyer Indemnified Party is entitled to indemnification from the Seller under Article XI of the Purchase Agreement (a “Resolved Claim”), the Company shall have the right to off-set the amount of the Resolved Claim against the principal balance of the Note, subject to the terms and conditions of Article XI of the Purchase Agreement.  If on the Maturity Date, a Buyer Indemnified Party has asserted a claim for indemnification in accordance with Article XI of the Purchase Agreement, but the Seller has not agreed to the validity or amount of the claim (a “Pending Indemnification Claim”), then on the Maturity Date the Company shall: (i) pay all accrued and unpaid interest to the Holder in accordance with Section 2(a) of the Note; (ii) make a principal payment to the Holder pursuant to Section 2 of the Note equal to (x) the outstanding principal amount, less (y) the amount asserted as the Pending Indemnification Claim; and (iii) pay a cash amount equal to the amount asserted as the Pending Indemnification Claim to an escrow agent reasonably acceptable to the Company and the Holder.  Upon resolution of the Pending Indemnification Claim in accordance with the Purchase Agreement, the Company and the Holder shall direct the escrow agent to disburse to the Company such amount (if any) to which the Company is entitled to as a result of the Pending Indemnification Claim and to disburse the balance (if any) to the Holder.

8. Purchase Agreement. The Note amends, restates and supersedes the Original Note which was executed and delivered pursuant to and in accordance with the terms and conditions of the Purchase Agreement (as defined herein).  Capitalized terms used in the Note without separate definition shall have the respective meanings given to them in the Purchase Agreement.

9. Subordination. The Holder acknowledges and agrees that the payment obligations under the Note shall unconditionally be subordinate to the obligations of the Company or Buyers to its lenders under any loan, convertible debt, or other debt facility (the “Lenders”).  This Note is subject to the terms of that certain Subordination Agreement dated July 31, 2013, between the parties hereto and Bank Hapoalim B.M.  The Company agrees that it shall not enter into any agreement after the date this Note is issued that will prevent the Company from paying all amounts owing under the Note in cash on the Maturity Date.

10. Governing Law. The Note shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

11. Successors and Assigns.  The Note may not be assigned or transferred by the Company or the Holder except by operation of law or any assignment by the Holder to its members.  The Note may not be pledged, hypothecated or otherwise encumbered by the Holder.  Any transfer or assignment in violation of this Section 11 shall be void, and the Company shall not recognize such purported transferee as a holder of the Note.

12. Amendments.   No supplement, modification or amendment of any term, provision or condition of the Note shall be binding or enforceable unless executed in writing by the Company and the Holder.

13. Costs and Expenses.  The Company agrees to pay on demand any and all costs and expenses (including reasonable counsel fees and expenses) in connection with the enforcement of the Note.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Promissory Note as of the date first written above.

XCEL BRANDS, INC.

By:	/s/ Seth Burroughs
Name: Seth Burroughs
Title: Executive Vice President

Accepted and agreed to by:

IM READY-MADE, LLC

By:	/s/ Marisa Gardini
Name: Marisa Gardini
Title: Partner